Berliner Communications Announces Financial Results for Fiscal First Quarter 2010

Revenue Increases 30% over Prior Year Period

BLUE BELL, P.A., May 18, 2010 —Berliner Communications, Inc. (“Berliner”, “we”, “our”  or the “Company”) (OTC BB: BERL), now doing business as UniTek Global Services, a premier provider of permanently outsourced infrastructure services to the wireless and wireline telecommunications, broadband cable and satellite television industries, today announced financial results for fiscal first quarter 2010.

Financial and Business Highlights

•	Revenue was $89 million for the quarter ended April 3, 2010 – a 30% increase over the first quarter of 2009.
•	Closed the merger with UniTek Holdings, Inc. (“UniTek”) on January 27, 2010 to become UniTek Global Services.
•	Adjusted pro forma EBITDA (as defined below) was $4.7 million for the quarter ended April 3, 2010 compared to $0.1 million in the first quarter of 2009.
•	Backlog was $843 million at April 3, 2010, approximately 32% of which is expected to be completed in fiscal year 2010.

The Company’s Chief Executive Officer, C. Scott Hisey, stated, “In January, we announced the merger of UniTek and Berliner.  This merger was an important step in executing our growth and diversification strategy, adding a robust wireless business to our existing wireline, broadband cable and satellite television businesses.  Today we are pleased to announce a significant increase in first quarter revenue and earnings.  Revenue increased 30% to $89 million in the first quarter.  On a pro-forma basis, assuming the merger occurred at the beginning of each respective quarterly period, the revenue increase is 14%.  Adjusted pro forma EBITDA increased by approximately $4.6 million in the first quarter of 2010, excluding transaction costs required to close the merger.  This improvement is not only related to our streamlining operations and increasing efficiencies across the wireless business, but is also attributed to the continued recognition of efficiencies in our core fulfillment segment. We believe this quarter’s results demonstrate the effectiveness of our strategy as we grow our backlog and maintain industry leading performance.”

Financial Results for Quarter Ended April 3, 2010

With the merger of UniTek and Berliner, UniTek is the accounting acquirer and Berliner is the legal acquirer and registrant.  Upon the completion of the merger, Berliner changed its fiscal year end from June 30 to December 31.  Berliner filed a Transition Report on Form 10-K on March 31, 2010 for the six-month period ended December 31, 2009.  As the accounting acquirer, UniTek’s historical results are presented for comparison purposes with results of Berliner included in our consolidated results only after the effective date of the merger, which was January 27, 2010.

Total revenues from continuing operations increased 30% to $89 million for the three months ended April 3, 2010 from $68.7 million for the three months ended April 4, 2009. This increase was primarily due to the merger.

Gross margin from continuing operations for the three months ended April 3, 2010 was $12.7 million, or 14.3%, compared to $8.7 million, or 12.7%, in the prior period.  Gross margins increased in large part due to operational improvements in the fulfillment segment, and gross margin improvements in our engineering and construction segment related to an internal reorganization of our wired telecommunications business and enhancements to the operations of the wireless business, which have been included in our consolidated results since January 27, 2010.

Selling, general and administrative expenses for the three months ended April 3, 2010 increased 34% to $9.0 million from $6.7 million for the three months ended April 4, 2009.   The increase is primarily from expenses of the wireless business, and transaction costs related to the merger.

Loss from operations decreased 32% to $2.9 million from $4.3 million in the year-ago period. Net loss increased 11% to $8.4 million, or ($0.07) per basic and fully diluted share (based on 129 million weighted average shares outstanding) from a loss of $7.6 million or ($0.07) per basic and fully diluted share (based on 109 million weighted average shares outstanding) for the three months ended April 4, 2009.

Adjusted pro forma EBITDA(1) from operations increased from $0.1 million to $4.7 million in the three months ended April 3, 2010 compared to the prior year period. Adjusted pro forma EBITDA includes the results of the wireless business adjusted to reflect as if the merger occurred at the beginning of each respective quarterly period.

A reconciliation of adjusted pro forma EBITDA to net loss is as follows (amounts in thousands):

	Reported Results		Pro forma Results
	(Unaudited)		(Unaudited)
	Three Months Ended		Three Months Ended
	April 3, 2010	April 4, 2009	April 3, 2010	April 4, 2009
Net loss	$(8,440)	$(7,569)	$(10,623)	$(8,937)
(Income) loss from discontinued operations	284	(1,058)	284	(1,058)
Income tax expense	69	379	69	(1,161)
Interest, net	5,172	3,965	5,279	4,032
Depreciation and amortization	6,572	6,273	6,680	6,596
Stock Compensation Expense	399	473	424	671
Merger Transaction Costs	1,440	-	2,615	-
Adjusted EBITDA/Adjusted pro forma EBITDA	$5,496	$2,463	$4,728	$143

Pro-forma backlog for the combined company at April 3, 2010 was $843 million, approximately 32% of which is expected to be completed in fiscal 2010.  We have varying contract lengths, with most cable company customer contracts averaging one year and satellite customers averaging four years.  Our backlog is composed of the expected revenues from the fulfillment markets, as well as committed contracts and orders from our construction businesses.

Conference Call:

Management will host a conference call to review the financial results of Berliner at 8:30 a.m. Eastern Time, Wednesday, May 19, 2010. Interested parties may access the call by calling 877-941-8416 from within the United States, or 480-629-9808 if calling internationally and requesting conference call 4296934.  Please dial-in approximately five minutes prior to the start of the call. A replay will be available through June 2, 2010 and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (International), passcode 4296934.

The call will also be web cast by ViaVid Broadcasting and can be accessed at www.unitekgs.com or at ViaVid's website at http://www.viavid.net or by going to the following link http://viavid.net/dce.aspx?sid=000074FE.  The web cast can be accessed until June 2, 2010. To access the web cast, you will need to have the Windows Media Player on your desktop.  For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download

About UniTek Global Services

UniTek Global Services is a premier provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 100 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 5,400 deployed throughout over 110 locations in the United States and Canada.  For more information about us, please visit  www.unitekgs.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the impact of changes in the Company’s revenue mix, the Company’s expected backlog completion and the Company’s expectations for its business units in fiscal year 2010. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended June 30, 2009 and in our Form 10-K for the six months ended December 31, 2009. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by Berliner’s management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.  Adjusted pro forma EBITDA is our EBITDA adding back transaction costs for the  merger of Unitek and Berliner and including the results of Berliner and other acquisitions as if they had occurred at the beginning of the period being presented.

Contact Info:

Ronald J. Lejman	Nicholas Day
Chief Financial Officer	General Counsel
UniTek Global Services, Inc,	Unitek Global Services, Inc.
1777 Sentry Parkway West	1777 Sentry Parkway West
Suite 302	Suite 302
Blue Bell, PA 19422	Blue Bell, PA 19422
Office: (267) 464-1703	Office: (267) 464-1799
email: rlejman@unitekgs.com	email: nday@unitekgs.com

tables follow

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	April 3,	December 31,
	2010	2009
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$414	$2,263
Restricted cash	-	133
Accounts receivable and unbilled revenue, net of allowances	57,040	24,680
Inventories	10,709	8,326
Prepaid expenses and other current assets	4,656	3,804
	72,819	39,206
Property and equipment, net	21,416	20,665
Customer contracts, net	26,933	26,564
Amortizable intangible assets, net	684	377
Goodwill	142,010	137,827
Other assets	7,890	7,202
Total assets	$271,752	$231,841

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$31,435	$19,302
Accrued liabilities	25,597	23,329
Current portion of long-term debt	31,825	33,006
Current income taxes	187	187
Current portion of capital lease obligations	5,179	5,097
	94,223	80,921
Long-term debt, net of current portion	129,577	127,163
Long-term capital lease obligations, net of current portion	3,354	4,244
Deferred income taxes	215
Total liabilities	227,369	212,328

Series B Convertible Preferred Stock	12,500	-

STOCKHOLDERS' EQUITY
Series A Convertible Preferred Stock	-	-
Common stock	2	1,091
Additional paid-in capital	134,581	112,747
Accumulated other comprehensive income	124	60
Accumulated deficit	(102,824)	(94,385)
Total stockholders' equity	31,883	19,513
Total liabilities, convertible preferred stock and stockholders' equity	$271,752	$231,841

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 3,	April 4,
	2010	2009

Revenues	$88,968	$68,665
Costs of revenues	76,279	59,944
Gross profit	12,689	8,721
Selling, general and administrative expenses	9,032	6,731
Depreciation and amortization	6,572	6,273
Operating loss	(2,915)	(4,283)

Interest expense	5,172	3,965
Loss from continuing operations before income taxes	(8,087)	(8,248)
Income tax expense	69	379
Loss from continuing operations	(8,156)	(8,627)

(Loss) income from discontinued operations	(284)	1,058
Net loss	$(8,440)	$(7,569)

Net (loss) per share:
Basic	$(0.07)	$(0.07)
Diluted	$(0.07)	$(0.07)

Weighted average number of shares outstanding:
Basic	128,576	109,093
Diluted	128,576	109,093